Exhibit 23(b)

Independent Auditor’s Consent

The Board of Directors

The Dow Chemical Company:

We consent to the incorporation by reference in this Registration Statement of The Dow Chemical Company on Form S-8 of our report dated January 22, 2001, except as to Note 17, which is as of February 6, 2001, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2002, relating to the consolidated statements of income, stockholders’ equity and cash flows of Union Carbide Corporation and subsidiaries for the year ended December 31, 2000 (not presented separately therein), and to the reference to us under the heading "Item 3. Incorporation of Documents by Reference" in this Registration Statement.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut

February 27, 2003